Exhibit 35.1

Annual Statement of Compliance

TILES Trust No. 2006-1

VIA: EMAIL

MS Structured Asset Corp.

1585 Broadway

New York, New York 10036

Reference is made to the Trust Agreement (the “Agreement”), between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, for TILES Trust No. 2006-1, dated February 15, 2006, together with Schedules I, II and III attached thereto, and the Standard Terms for Trust Agreements, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee dated March 5, 2003. Capitalized terms used herein and not defined shall have the meanings defined in the Trust Agreement and the Standard Terms for Trust Agreements.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee hereby certify that:

1.       A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 9, 2021

U.S. Bank National Association as successor-in-interest to Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee

By:  /s/ Kimberly O. Jacobs

Kimberly O. Jacobs

Senior Vice President